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                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        CHIEF CONSOLIDATED MINING COMPANY


                                   ARTICLE I.

         The name of this Corporation shall be and is the Chief Consolidated Mining Corporation.

                                   ARTICLE II.

         (a) The name and address of this Corporation's statutory agent in the State of Arizona is Corporation Service Company, 3636 North Central Avenue, Phoenix, Arizona 85012. The principal place of business of this Corporation outside the state of Arizona is 500 Fifth Avenue, Suite 1021, New York, New York 10110-1099.

         (b) The name and address of each person who is serving as a director of this Corporation until a successor is elected and qualified is as follows:

                    Name                                                    Address
                    ----                                                    -------
               Christopher A. Arnold                   1629 Locust Street, Philadelphia, PA 19103
               Thomas Bruderman                        1573 Bronson Road, Fairfield, CT 06430
               William R. Dimeling                     1629 Locust Street, Philadelphia, PA 19103
               Paul Hines                              12 Flying Cloud Road, Stamford, CT 06902
               Robert E. Poll                          225 West 86th Street, New York, NY 10024
               Richard R. Schreiber                    1629 Locust Street, Philadelphia, PA 19103
               Leonard Weitz                           500 Fifth Avenue, New York, NY 10110

                                  ARTICLE III.

         This Corporation is organized for the purpose of carrying on and transacting a mining business and shall have the following powers and rights as incidental to such business:

         (a) To explore for minerals, metals and ores of all kinds in any state, territory or country.

         (b) To purchase or otherwise acquire, hold, manage, operate, sell or otherwise dispose of any mineral lands or the products thereof in any state, territory or country.

         (c) To explore, develop, operate or work any and all mines or mineral lands acquired by said Corporation, or in which said Corporation may have any interest whatsoever, in any State, territory or country, and to acquire and dispose of in any manner whatsoever all machinery, supplies, and materials necessary or convenient for use in connection therewith.
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         (d) To purchase and sell, or otherwise acquire or dispose of, stocks, bonds, notes, or obligations in any other form, of any Corporation organized for mining purposes under the laws of Arizona or any other territory, state of country, including stock, bonds, notes or other obligations of this Corporation.

         (e) To purchase or sell, or otherwise acquire or dispose of, pipe-lines, tracks, water rights, roads, tramways, canals, ditches, telephone or telegraph lines, railroads or any other form of property, and to use, enjoy and operate the same in any manner whatsoever, incidental to or in connection with the carrying on of the mining business of this Corporation.

         (f) To transact any business usually or properly incidental or collateral or to allied with mining, including the power and right to mine or otherwise produce, refine, reduce, manufacture, acquire, sell, or otherwise dispose of, deal in, ores, limerock or any other raw materials, or any products or by-products derived from such ores, limerock or any raw materials; to acquire, own, hold, sell, or otherwise dispose of, letters patent or patent rights deemed useful in connection with the business of the Corporation; to acquire, hold, use, operate, sell, and dispose of, all property, real and personal, necessary or proper to aid the Corporation in transacting any of its business; and to have and exercise the power and right or eminent domain for the acquisition of any real property, or the right to use same, in Arizona or any other state within the United States of America.

         (g)  ADDITIONAL POWERS:

         (1) To engage in business in all its forms and branches.

         (2) To purchase, or otherwise, acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge or otherwise dispose of, to guarantee, and to invest, trade and deal in and with personal property of every class and description.

         (3) To purchase, or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage or otherwise dispose of, and to invest, trade and deal in and with real property, and any and all interests therein.

         (4) To enter into any kind of contract or agreement, cooperative or profit-sharing plan with its officers or employees that the Corporation may deem advantageous or expedient or otherwise to reward or pay such persons for their services as the directors may deem fit.

         (5) To build houses or other buildings of every kind and character, either for sale of lease or on contract or otherwise; to lay out, subdivide, resubdivide and plat tracts of land and sell same, either by such subdivision or resubdivision; and to improve lands laid out, subdivide or resubdivide, grade, oil and improve streets, alleys, parks and other places, and sidewalk, curb, and otherwise improve the same, and construct and maintain and operate sewers and any and all other conveniences and matters in connection therewith.

         (6) To purchase, lease or otherwise acquire, in whole or in part, the business, goodwill,
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rights, franchises and property of every kind, and to undertake the whole or any part of the assets or liabilities, of any person, firm, association or corporation engaged in or authorized to conduct any business similar to any business authorized to be conducted by this Corporation, or owning property necessary or suitable for its purposes, and to pay for the same in cash, in the stock or bonds of this company, or otherwise; to hold or in any manner dispose of the whole or any part of the business or property so acquired, and to exercise all the powers necessary or incidental to the conduct of such business.

         (7) To lend money and to negotiate and make loans, either on its own account or as agent or broker for others.

         (8) To borrow money, to issue bonds, debentures, notes and other obligations of this Corporation from time to time, for any of the objects or purposes of this Corporation, and to mortgage, pledge, hypothecate, and/or convey in trust, any or all of its property to secure the payment thereof.

         (9) To discount and negotiate promissory notes, drafts, bills of exchange, and other evidences of debt, and to collect for others money dues them on notes, checks, drafts, bills of exchange, commercial paper and other evidence of indebtedness.

         (10) To enter into, make, perform and carry out contracts of every kind and for any lawful purpose, without limit as to amount, with any person, firm, association, corporation, municipality, state, or government, or any subdivision, district or department thereof.

         (11) To acquire, and pay for in cash, shares of stock, bonds or notes of this Corporation, or otherwise, the assets including the goodwill of any person, firm, association or corporation, and to undertake or assume the whole or any part of the obligations or liabilities thereof.

         (12) To engage in and conduct any and all kinds of manufacturing businesses.

         (13) To do any and all such other acts, things, business or businesses in any manner connected with or necessary, incidental, convenient or auxiliary to any of the objects hereinbefore enumerated, or calculated, directly or indirectly, to promote the interest of the Corporation; and in carrying on its purposes, or for the purpose of attaining or furthering any of its business, to do any and all acts and things, and to exercise any and all other powers, which a copartner or natural person could do or exercise, and which now or hereafter may be authorized by law, and in any part of the world.

         (14) To buy and sell foreign exchange and the currencies of any nation. To engage in foreign trade and in this connection to purchase and sell goods, wares and merchandise manufactured in foreign countries.

         (h) It is hereby expressly provided that the foregoing enumerations of specific powers, objects and purposes of this Corporation shall be in furtherance, and not in limitation, of the general powers conferred upon a corporation by the laws of the State of Arizona, it being
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specifically provided that this Corporation shall have and may exercise all the rights and powers conferred by the State of Arizona upon like corporations organized under its laws, and that such specific objects, purposes and powers, in any paragraph enumerated herein, excepting where otherwise clearly indicated herein, shall not be limited or restricted by reference to or inference from the terms of any other clause or paragraph of these Articles.

                                   ARTICLE IV.

         The total amount of the authorized capital stock of this Corporation shall be Twenty Five Million, Seven Hundred Fifty Thousand dollars ($25,750,000), divided into One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock, par value $0.50 per share, Twenty Million (20,000,000) shares of Common Stock having a par value of $0.50 per share, and Thirty Million (30,000,000) shares of Convertible Common Stock, par value $0.50 per share. All such stock, Preferred, Common, and Convertible Common, shall have equal voting powers, each share entitling the holder to one vote at all meetings of the stockholders on all matters upon which stockholders are entitled to vote under Arizona law, and, except for the 8% Convertible Common Stock dividend as described in the designation of Convertible Common Stock set forth herein, all such stock, Preferred, Common and Convertible Common Stock, shall participate equally in all dividends declared; one share of Preferred Stock shall receive the same amount of dividends as one share of Common Stock and as one share of Convertible Common Stock. In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of the Preferred Stock shall be entitled, before any of the assets of the Corporation shall be distributed among the holders of the Convertible Common Stock or Common Stock, to be paid in full the par amount of their shares.

         Except as otherwise provided in the designation of Convertible Common Stock set forth herein, the Board of Directors may in their discretion from time to time and in such amounts as they may determine, sell to any person whomsoever the unsubscribed stock of the company, Convertible Common, Common and Preferred, at not less than its par value.

         The amount, the voting powers, preferences and relative rights and privileges and other rights granted to the Common Stock and the Convertible Common Stock and the qualifications, limitations or restrictions imposed thereon be, and they hereby are as follows:

         1. Rights and Privileges. The Common Stock and the Convertible Stock shall be of equal rank and shall entitle the holders thereof to the same rights and privileges, except as hereinafter provided.

         2. Designation and Amount. Thirty Million (30,000,000) shares of the capital stock of the Corporation are hereby designated as Convertible Common Stock.

         3. Common Stock Outstanding. All common stock heretofore issued and outstanding is Common Stock of the Corporation without surrender or exchange of certificates therefor.
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         4. Certain Restrictions. Until the earlier of the date a minimum of
8,500,000 shares of Convertible Common Stock is issued and outstanding or December 31, 2002, the Corporation shall issue no dividends other than the 8% annual dividend on the Convertible Common Stock; and so long as any Convertible Common Stock is outstanding, issuance of additional shares of Convertible Common Stock is restricted pursuant to the terms of that certain Stock Purchase Agreement entered into by the Corporation and Dimeling, Schreiber and Park, dated as of November 19, 1999.

         5. Dividends and Distributions. Subject to certain Restrictions set forth in paragraph 4 above, so long as equivalent dividends and distributions are made to the holders of Convertible Common Stock, and dividends in the form of Convertible Common Stock are paid only to holders of Convertible Common Stock, holders of Common Stock shall be entitled to receive dividends and other distributions when, as, and if declared by the Board of Directors out of funds legally available for the purpose. The holders of the Convertible Common Stock shall be entitled to receive when, as, and if declared by the Board of Directors out of funds legally available for the purpose, dividends at an annual rate of 8%, payable annually solely in additional shares of Convertible Common Stock. Such a dividend shall be payable as a simple dividend for all periods ending prior to the earlier of December 31, 2002 or the Tranche B Closing. Thereafter, dividends paid on the Convertible Common Stock shall be cumulative accruing on a daily basis, based on actual days elapsed since payment of the most recent dividend, and rights shall accrue to the holders of the Convertible Common Stock in the event that the Corporation shall fail to declare or pay dividends on the Convertible Common Stock for any fiscal year, whether or not earnings of the Corporation for such year were sufficient to pay such dividends in whole or in part. At such time as DS&P owns 68% of Corporation no further dividends will be paid on Convertible Common Stock.

         6. Voting Rights. Holders of Convertible Common Stock shall be entitled to one vote per each full share of Common Stock into which the Convertible Common Stock they hold could be converted, notwithstanding any restriction on convertibility as to time, at the date a vote of stockholders is taken or a written consent of stockholders is solicited.

         7. Redemption. The Convertible Common Stock is redeemable pursuant to the terms of that certain Stock Purchase Agreement entered into by the Corporation and Dimeling, Schreiber & Park, dated as of November 19, 1999.

         8. Liquidation, Dissolution or Winding Up.

                  (a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of the Common Stock of the Corporation unless first the holders of the Preferred Stock shall have received an aggregate amount equal to $0.50 per share of Preferred Stock then held, and then the holders of the Convertible Common Stock shall have received an aggregate amount equal to $2.00 per share of Convertible Common Stock then held, plus an amount equal to all declared but unpaid dividends thereon.

                  (b) In the event the assets to be distributed to the holders of Convertible
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Common Stock shall be insufficient to permit the payment to holders of the full preferential amount aforesaid, then all the assets of the Corporation to be distributed to the holders of the Convertible Common Stock shall be distributed on a pro rata basis in accordance with their respective holdings of Convertible Common Stock.

                  (c) The rights of the holders of the Convertible Common Stock to the liquidation preference are subordinate only to the rights of the holders of the Corporation's outstanding Preferred Stock to receive an aggregate amount of $0.50 per share upon the liquidation, dissolution or winding up of the Corporation.

                  (d) In the event that assets of the Corporation remain after distribution to holders of Preferred Stock and the holders of the Convertible Common Stock to the extent of their respective preferences, the holders of each class of stock shall be entitled to distribution of such assets on a pro rata basis in accordance with their holdings.

         9. Optional Conversion. Each share of Convertible Common Stock shall be convertible at any time at the option of the holder thereof, into one fully paid and non-assessable share of Common Stock of the Corporation ("Conversion Rate"), subject to adjustment in the Conversion Rate in accordance with paragraph 10 hereof.

         10. Adjustments to the Conversion Rate. The Conversion Rate for the Convertible Common Stock shall be subject to adjustment from time to time, calculated as follows:

                  (a)      if the Corporation:

                           (i) pays a dividend or makes a distribution on its
Common Stock or Preferred Stock in shares of its Common Stock;

                           (ii) subdivides its outstanding shares of Common
Stock into a greater number of shares;

                           (iii) combines its outstanding shares of Common Stock
into a smaller number of shares; or

                           (iv) issues by reclassification of its Common Stock
any shares of its capital stock;

then the Conversion Rate in effect immediately prior to such action shall be adjusted so that each holder of Convertible Common Stock thereafter converted may receive the number of shares of Common Stock of the Corporation which such holder would have owned immediately following such action if such holder had converted such shares of Convertible Common Stock immediately prior to such action.

                  (b)  if the Corporation:
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                           (i) issues rights or warrants entitling holders of
Common Stock to subscribe for or purchase shares of its Common Stock or securities convertible into Common Stock; or

                           (ii) distributes to the holders of its Common Stock
or Preferred Stock any of its assets or debt securities or any rights or warrants to purchase debt securities, assets or other securities of the Corporation;

then the Conversion Rate in effect immediately prior to such action shall be adjusted so that each holder of Convertible Common Stock thereafter converted may receive the number of rights, warrants, assets or debt securities to which such holder would have been entitled immediately following such action if such holder had converted such Convertible Common Stock immediately prior to such action.

                  (c) If the Corporation shall consolidate with or merge into any other corporation or transfer all of its properties and assets as an entirely to any person, then upon consummation of such transaction, each share of the Convertible Common Stock shall automatically become convertible into the kind and amount of securities, cash or other assets to which the holder of such share would have been entitled immediately after such consolidation, merger or transfer if such holder had converted such share of Convertible Common Stock immediately prior to the effective date of such transaction.

         11. Mechanics of Conversion.

         In the event of conversion at the option of the holder of shares of Convertible Common Stock pursuant to paragraph 9 hereof, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation of such holder's election to convert same and shall state therein the number of shares of Convertible Common Stock being converted. Thereupon, the Corporation shall promptly issue and deliver to such holder of Convertible Common Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

         12. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Common Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Common Stock, the Corporation will take such corporate action, as may be, in the opinion of its counsel, necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         13. Restriction on Amendment. So long as any Convertible Common Stock shall be issued and outstanding, the Corporation shall not amend these Articles of Incorporation without the affirmative vote of the holders of Convertible Common Stock, voting as a class.

                                   ARTICLE V.

         The time of the commencement of the Corporation shall be the date of filing a certified copy of these Articles of Incorporation in the office of the Territorial Auditor of the Territory of Arizona and the existence of the Corporation shall be perpetual.

                                   ARTICLE VI

         The affairs of this Corporation shall be conducted by the Board of Directors consisting of not less than three (3) persons nor more than seven (7) persons who shall be shareholders. The number of directors to serve shall be fixed by the Board of Directors. All directors shall be elected annually at a stockholders' meeting on the third Tuesday of May of each year and shall hold office until their successors are elected and qualify or as provided by the By-laws of the Corporation.

         The Board of Directors shall have full power to fill all vacancies occurring in the Board from any cause, and to appoint from their own number an executive committee, and vest said committee with all the powers granted the Board of Directors by these articles.

                                   ARTICLE VII

         The officers of this Corporation shall be a President, two Vice-presidents, Secretary and Treasurer, and such minor officers as the Board of Directors may see fit to appoint. The President, Vice-president, Secretary and Treasurer shall be elected annually by the Board of Directors at its first meeting after the annual election of directors. The office of Secretary and Treasurer may, in the discretion of the directors, be held by the same person, and it shall not be necessary for the Secretary and Treasurer to be a director of the Corporation.

                                  ARTICLE VIII

The Board of Directors shall have full power to borrow money and incur such indebtedness as it shall see fit, and to mortgage or pledge any or all of the property of the Corporation to secure such loans and indebtedness.

                                   ARTICLE IX

 The Board of Directors may adopt by-laws for this Corporation which may be repealed or amended by said Board.

                                    ARTICLE X

The private property of the stockholders of this Corporation shall be exempt from any and all liability for the debts of this Corporation.